QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

Separation Agreement and General Release

    1.  Agreement.  This Separation Agreement and General Release ("Agreement") is entered into by and between Iomega Corporation, a Delaware corporation with its principal headquarters in Roy, Utah, on behalf of itself and each of its subsidiaries ("Iomega" or the "Company"), and Mark E. Lucas ("Employee") for the purpose of amicably concluding their employment relationship. By entering into this agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication.

    2.  Termination of Employment

      (a) Employee's last regular working day at Iomega was July 6, 2000. The effective date of Employee's termination of employment with Iomega is August 1, 2000 (the "Termination Date"). As of the Termination Date, all payments and benefits which Employee is or would be entitled to receive (other than amounts then accrued and owing) shall cease at that time, subject to COBRA conversion rights and except as set forth herein.

      (b) Iomega shall pay to Employee all PTO (personal time off) days accrued and owing through August 1, 2000.

      (c) Iomega will send to Employee security deposit of $500.00 held by the landlord of Employee's apartment in American Towers, Salt lake City, if and when Iomega receives such security deposit.

      (d) Employee acknowledges and agrees that under the terms of any outstanding stock option agreement(s) between employee and Iomega, the vesting of any options to purchase company stock granted to employee will cease as of July 6, 2000 and employee has a period of three months following the Termination Date within which to exercise any vested options. Any options not exercised within said three-month period shall expire and thereafter not be exercisable.

    3.  Separation Consideration.  In consideration for the release by employee set forth herein, Iomega hereby agrees as follows:

      (a) Iomega will pay to Employee the sum of $130,000.00, which is the equivalent of Employee's salary for a six-month period. Iomega will pay Employee this sum of $130,000.00 over a six-month period on Iomega's regular payroll schedule beginning August 1, 2000.

      (b) Iomega will pay to employee the sum of $40,000.00 in a lump sum for all amounts that could be alleged as a bonus payment for Employee. Said amount will be paid within thirty days after the end of the revocation period referenced in paragraph 23 herein.

      (c) Iomega shall pay to Crenshaw and Associates a total amount not to exceed $65,000.00 for outplacement services for Employee within forty-five days of receipt of such services.

      (d) Iomega shall allow Employee to pay off the Promissory Note dated April 19, 2000 in the amount of $300,000.00 upon the earlier of (i) April 19, 2001, or (ii) the sale of the premises securing the Trust Deed and Assignment of Rents effective as of April 24, 2000.

      (e) Employee shall retain his laptop computer.

      (f)  Employee shall transfer his cell phone account to his own personal account on or before September 1, 2000.

      (g) Iomega shall provide for Employee's extension of 4405 to be forwarded to a telephone number identified by Employee through August 31, 2000.

      (h) Iomega has arranged for a third party to transport Employee's household goods and one vehicle from Employee's American Towers apartment in Salt Lake City to Connecticut, and Iomega will pay the third party directly for such services.

      (i)  All sums paid to Employee are taxable compensation to Employee and subject to withholding requirements.

      (j)  Employee understands and acknowledges that Employee will not be entitled to receive from Iomega any other severance or termination allowance or any other compensation or payment, except as described in this Agreement.

      (k) Employee agrees that if employee becomes re-employed with Iomega or is assigned to Iomega as a temporary or contract Employee while Employee is receiving Separation Pay pursuant to this Agreement, Employee shall waive any remaining Separation Pay and any remaining Separation Pay shall be discontinued without affecting any other terms of the Agreement.

      (l)  All of the above items in paragraph 3 hereof constitute Separation Consideration.

    4.  Benefit Participation.  Except as may be expressly provided in Section 2 above, Employee will be entitled to participate through the Termination Date in all employee benefit programs and policies generally available to Iomega employees and in which Employee is eligible to participate, including stock option vesting, health insurance, and Iomega's 401(k) plan (if applicable), as allowed by law. Employee may elect optional health insurance continuation under COBRA following the Termination Date at Employee's expense. Procedures for electing to continue such benefits will be provided to Employee separate from this Agreement by the Human Resources Department.

    5.  Release of All Claims.  Employee acknowledges that the payments and benefits described in this Agreement exceed any amount to which Employee would be entitled under Iomega's standard policies, procedures and benefits program. In consideration for entering into this Agreement and for the payments and other promises by Iomega stated herein, Employee for himself and on behalf of Employee's heirs, agents, successors, assigns and all affiliated persons, both past and present, waives all claims against and releases, waives, acquits and forever discharges Iomega and its officers, directors, shareholders, agents, employees, representatives, and all parent, subsidiary and affiliated companies, together with their employees, officers, directors and shareholders, and all of Iomega's predecessors and successors (hereinafter referred to as "Released Parties"), from any and all liabilities, claims, actions, causes of action, injuries, wages and compensation and/or damages of any kind and character, including, without limitation, all claims by Employee for wages, salary, bonuses, commissions, vacation pay, Separation Pay, reimbursement for expenses, attorneys' fees and costs (except for workers' compensation insurance benefits), and from all claims based upon matters relating in any way to Employee's employment, conditions of employment and/or termination of employment with Iomega, whether known or unknown, suspected or unsuspected, up to and including the date on which Employee signs this Agreement. This waiver and release includes but is not limited to a release of all wrongful termination claims, all claims under state and federal discrimination laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, California Fair Employment and Housing Act and any other federal or state discrimination laws. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver or release of rights to enforce the provisions of this Agreement.

    THIS MEANS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE WILL HAVE WAIVED ANY RIGHT TO BRING A LAWSUIT, CLAIM OR ACTION AGAINST IOMEGA BASED ON ANY ACTIONS TAKEN UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT, AND WILL HAVE RELEASED IOMEGA FROM ANY AND ALL CLAIMS OF ANY NATURE RELATING TO EMPLOYEE'S EMPLOYMENT, ARISING UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT.

    The parties acknowledge that this is a full and final release, and that Employee intends and expressly agrees that it shall be effective as a bar to each and every claim, demand and cause of action the employee has against Iomega as of the date of this Agreement.

    6.  No Admission of Fault.  It is expressly understood and agreed by Employee that the payments and considerations made by Iomega are in full accord and satisfaction and in compromise of disputed claims, and are not admissions of any liability, which admissions are expressly denied, and that there is no understanding or agreement between the parties to the Agreement for any future consideration or payment whatsoever, except as provided by this Agreement.

    7.  No Filing or Maintaining Suits or Claims.  Employee has not filed any claim or suit against Iomega or the Released Parties, in any state or federal court or with any governmental agency or tribunal. At no time after the execution of this Agreement will Employee file or maintain, or cause or knowingly permit the filing or maintenance in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character against Iomega arising out of the matters released in Section 4 above, except for an action to enforce the provisions of this Agreement. Employee further agrees not to initiate, assist, support, join, participate in, encourage, or actively cooperate in the pursuit of any employment-related legal claims against Iomega, its subsidiaries and related entities, or their respective officers, directors, employees or agents, whether the claims are brought on Employee's own behalf or on behalf of any other person or entity. Nothing in this Section 7 will preclude Employee or Iomega from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process. In the event Employee does bring any lawsuit or action against Iomega, its officers, directors, shareholders, agents, employees, representatives, parent, subsidiary or affiliated companies or any of their employees, officers, directors and shareholders, Employee agrees and represents that he will first return all amounts paid to him by Iomega since the Termination Date of his employment.

    8.  Return of Documents.  Employee has returned to Iomega all documents, records and materials, relating to Iomega's business, whether stored electronically or in written or printed form, or otherwise, including but not limited to records, notes, memoranda, computer storage media, drawings, reports, files, software materials, notebooks, rolodex files, telephone lists, computer or data processing disks and tapes, marketing plans, financial plans and studies, customer lists, names of business contacts, policies and procedures, and any materials prepared, compiled or acquired by Employee relating to any aspect of Iomega or its business, products, plans or proposals and all copies thereof, in Employee's or related party's possession, custody or control, whether prepared by Employee or others. Related parties shall include each person or entity associated with or related to Employee at the time of the termination of Employee's employment with Iomega. Employee also agrees to participate in an exit interview upon the termination of Employee's employment with Iomega.

    9.  Non-Disclosure.  Employee acknowledges his or her obligations, both during and after the term of Employee's employment with Iomega, under a non-disclosure agreement previously entered into between Employee and Iomega (copy attached as Attachment "A"). Any breach of Employee's non-disclosure obligations to Iomega shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments or benefits under this Agreement. Employee expressly acknowledges that Iomega is prepared to vigorously enforce these promises, and that violation of this provision could result in the assessment of damages and other legal remedies against Employee and any of Employee's subsequent employers. Any breach by Employee of this provision shall result in the immediate release of Iomega from any obligations it may have to provide further payments, option vesting or benefits under this Agreement, or any agreement referenced herein, except as may be required by applicable law.

    10.  Employment Inventions.  Employee acknowledges that certain innovations, products and processes invented or discovered by Employee during Employee's employment with Iomega are the property of Iomega and have been assigned to Iomega under an agreement attached hereto. Any breach of Employee's obligations to Iomega with respect to the assignment of inventions shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments or benefits under this Agreement.

    11.  Non-Disparagement.  During and after the term of Employee's employment with Iomega, Employee agrees not to disparage, orally or in writing, Iomega, its officers, employees, management, operations, products, designs, or any other aspects of Iomega's affairs to any third person or entity. Iomega agrees that its officers shall not disparage Employee, orally or in writing. Employee shall direct all references for Employee to the Vice President of Human Resources.

    12.  Non-Solicitation of Employees.  Employee agrees that for one year following Employee's termination of employment with Iomega, Employee shall not, directly or indirectly, in any capacity (including but not limited to, as an individual, a sole proprietor, a member of a partnership, a stockholder, investor, officer, or director of a corporation, an employee, agent, associate, or consultant of any person, firm or corporation or other entity) hire any person from, attempt to hire any person from, or solicit, induce, persuade, or otherwise cause any person to leave his or her employment with Iomega. Any breach of Employee's obligations under this paragraph shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments or benefits under this Agreement.

    13.  Non-Solicitation of Customers.  Employee agrees that for one year following Employee's termination of employment with Iomega, Employee shall not, directly or indirectly, in any capacity, solicit the business of any customer of Iomega or attempt to induce any customer of Iomega to cease or reduce its business with Iomega; provided that following the termination of Employee's employment with Company he or she may solicit a customer of Iomega to purchase goods or services that do not compete directly or indirectly with those then offered by Iomega. Any breach of Employee's obligations under this paragraph shall, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments or benefits under this Agreement.

    14.  Specific Performance; Injunctive Relief.  The parties recognize that irreparable injury to Iomega will result from a material breach of the Assignment of Inventions, Non-Disclosure, Non-Disparagement, Non-Solicitation, or of this Agreement, and that monetary damages will be inadequate to rectify such injury. Accordingly, Iomega shall be entitled to one or more preliminary or permanent orders: (i) restraining or enjoining any act which would constitute a material breach of paragraphs 9, 10,11,12 and 13 of this Agreement, and (ii) compelling the performance of any obligation which, if not performed, would constitute a material breach of paragraphs 9, 10, 11, 12 and 13 of this Agreement.

    15.  Parties Bear Own Costs.  As further mutual consideration for this Agreement, the parties agree that each party shall bear the cost of, and shall be responsible for, its own attorneys' and accountants' fees and costs, if any, in connection with the negotiation and execution of this Agreement.

    16.  Agreement is Confidential.  Employee further agrees that the terms and conditions of this Agreement are strictly confidential and shall not be discussed with, disclosed or revealed to any other persons, whether within or outside Iomega, except professional advisors with whom Employee may consult regarding this Agreement and Employee's immediate family members, unless disclosure is compelled by subpoena or other legal process or as otherwise required by law. Any breach by Employee of this provision shall immediately release Iomega from any obligations it may have to provide further payments or benefits under this Agreement, except as may be required by applicable law.

    17.  Insider Status.  Following the full execution of this Agreement (i) Employee shall not be designated an executive officer insider under Iomega's insider trading policy, and (ii) Iomega shall promptly revise its designations of executive officers subject to Section 16 of the Securities Exchange Act of 1934 to delete any reference to Employee and take such further actions as may be required to give full effect to this provision. Notwithstanding the foregoing, Employee shall, from and after full execution of this Agreement, assume full responsibility for compliance with all applicable obligations (including, but not limited to, all applicable reporting obligations) under the Securities Exchange Act of 1934, as amended, and all regulations thereunder, and any other applicable federal and state securities laws. Necessary SEC filings will still be made.

    18.  Entire Agreement.  This Agreement and any exhibits thereto constitute the entire understanding of the parties with respect to the subject hereof. Employee warrants that he: (a) has read and fully understands this Agreement and any exhibits thereto; (b) has had the opportunity to consult with legal counsel of his or her own choosing and have the terms of this Agreement fully explained; (c) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (d) is executing this Agreement voluntarily, free of any duress or coercion.

    19.  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

    20.  Governing Law.  This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Utah, without giving effect to the choice of law rules thereof.

    21.  Company's Successors.  Any successor to Iomega (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of Iomega's business and/or assets shall assume the obligations of Iomega under this Agreement and agree expressly to perform Iomega's obligations under this Agreement in the same manner and to the same extent as Iomega would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to Iomega's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

    22.  Employee's Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

    23.  Acceptance and Revocation.  Employee understands and agrees that Employee shall have twenty-one (21) days from Employee's receipt of this Agreement in which to consider it and review it with counsel of Employee's choosing. To effectively accept this Agreement, Employee must date, sign and return two originals of this Agreement to Iomega's Vice President of Human Resources, Charlotte L. Miller, 1821 West Iomega Way, Roy, Utah 84067. After signing this Agreement, Employee shall have seven (7) days within which to revoke this Agreement in its entirety. If Employee fails to sign this Agreement or if Employee revokes this Agreement, Employee will not be entitled to the Separation Pay set forth in paragraph 3 above, and this Agreement will be ineffective and void. In order to revoke this Agreement, Employee must deliver or cause to be delivered within the aforementioned seven (7) day period written notice of revocation to Iomega at the following address:

    1821 West Iomega Way
    Roy, Utah 84067
    Attn: Charlotte L. Miller, Vice President of Human Resources

    In order to be effective, Employee's written notice of revocation must be received by Iomega at the above address no later than 5:00 p.m. on the seventh calendar day following the signing of this Agreement by Employee. If Employee does not revoke, the eighth (8th) day after Employee's acceptance shall be the "effective date" of this Agreement. EMPLOYEE SHALL NOT BE ENTITLED TO ANY BENEFITS UNDER THIS AGREEMENT UNLESS AND UNTIL THE AGREEMENT REVOCATION PERIOD HAS EXPIRED.

    I understand this document and have been given ample opportunity to consult with someone whose opinion I trust before signing it. By my signature, I agree to the terms set forth above.

Dated: 8-4-00		/s/ M. E. LUCAS Mark E. Lucas
IOMEGA CORPORATION
Dated: 8-4-00	By:	/s/ CHARLOTTE L. MILLER Charlotte L. Miller, Vice President of Human Resources

QuickLinks

Separation Agreement and General Release